Exhibit 99.1

Agricon Global Corporation                                                                                                    NEWS RELEASE
922 Chappel Valley Loop
Lehi, Utah 84043                                                                                                                        For Immediate Release, October 7, 2014

Agricon Global Corporation Announces the sale of 56,571,429 shares of its Common Stock

Lehi, Utah, October 7, 2014—Agricon Global Corporation (Agricon), (OTCQB: AGRC), announced today the completion of the sale of 56,571,429 shares of its common stock for $300,000.

The Company completed a private placement of shares of its common stock to Mr. Brian Mertz, a resident of Denmark, and two companies controlled by Mr. Mertz.

The Company is authorized to issue 100,000,000 common shares. Prior to the private placement the Company had 42,088,573 shares issued and outstanding. Following the private placement, Mr. Mertz and his two companies will own a total of 66,000,000 shares or 66.9% of the then 98,660,002 of the Company’s issued and outstanding shares.

Bob Bench, President said: “This infusion of capital will allow the Company to move forward to find acquisitions and/or merger opportunities, which the Company has not identified at this time.”

Brian Mertz said: “I am pleased that I can bring my M&A and entrepreneurial expertise and opportunities to the Company to help facilitate its growth and expansion. We have begun to look for appropriate merger and acquisition candidates for evaluation by the Company.”

About Agricon Global Corporation
Agricon is a smaller reporting public company that has most recently focused on acquiring land for agricultural operations in Ghana West Africa. The Company will no longer pursue that strategy and will prepare to look for other opportunities that will preserve and increase its present value.

Forward-Looking Statements
Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments which may or may not materialize. This press release speaks only as of its date, and except as required by law, we disclaim any duty to update the information herein.

Source:	Agricon Global Corporation
	Contact:	Robyn Farnsworth
801-592-3000
robyn@agriconglobal.com
bbench@agriconglobal.com